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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 11-K




         |X|    ANNUAL REPORT  PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934


                   For the fiscal year ended December 31, 2000


                                       OR

         | | TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



                 For the transition period from (not applicable)

                          Commission file number 1-2981


                         MERCANTILE BANCORPORATION, INC.
                  HORIZON INVESTMENT AND SAVINGS PLAN AND TRUST
                               FIRSTAR CORPORATION
                            777 EAST WISCONSIN AVENUE
                           MILWAUKEE, WISCONSIN 53202
              (Full title of the plan and the address of the plan)



                               FIRSTAR CORPORATION
                            777 EAST WISCONSIN AVENUE
                           MILWAUKEE, WISCONSIN 53202
     (Name and address of principal executive offices of the issuer of the securities)


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                              REQUIRED INFORMATION



Mercantile Bancorporation, Inc. Horizon Investment and Savings Plan and Trust ("the Plan"), is subject to the Employee Retirement Income Security act of 1974 ("ERISA"). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and schedules of the Plan for the two years ended December 31, 2000 and 1999, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Exhibit 13 and incorporated herein by this reference.

The following exhibits are filed with this report:



Exhibit Number      Description                                             Page
--------------      -----------                                             ----


        13          Annual Report for the year ended December 31, 2000
        23          Consent of PricewaterhouseCoopers LLP



                                    SIGNATURE



Pursuant to the requirements of the Securities and Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust




/s/ Sandi Boller                                                   June 29, 2001
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Sandi Boller
Benefits Manager